Exhibit 10.1

FIFTH AMENDMENT TO

AMENDED AND RESTATED CREDIT AGREEMENT

Dated as of September 22, 2004

Among

BOOTH CREEK SKI HOLDINGS, INC.

TRIMONT LAND COMPANY

SIERRA-AT-TAHOE, INC.

BOOTH CREEK SKI ACQUISITION CORP.

WATERVILLE VALLEY SKI RESORT, INC.

MOUNT CRANMORE SKI RESORT, INC.

SKI LIFTS, INC.

LMRC HOLDING CORP.

LOON MOUNTAIN RECREATION CORPORATION

LOON REALTY CORP.,

as Borrowers,

DRE, L.L.C.,

as Guarantor

THE LENDERS PARTY HERETO,

as Lenders

and

U.S. BANK NATIONAL ASSOCIATION,

as Agent for the Lenders

FIFTH AMENDMENT TO

AMENDED AND RESTATED CREDIT AGREEMENT

This FIFTH AMENDMENT TO AMENDED AND RESTATED CREDIT AGREEMENT (this “Fifth Amendment”) is entered into as of September 22, 2004 by and among BOOTH CREEK SKI HOLDINGS, INC., a Delaware corporation (together with its successors and assigns, “BCS Holdings”), BOOTH CREEK SKI ACQUISITION CORP., a Delaware corporation (together with its successors and assigns, “BCS Acquisition”), TRIMONT LAND COMPANY, a California corporation (together with its successors and assigns, “TLC”), SIERRA-AT-TAHOE, INC., a Delaware corporation (together with its successors and assigns, “Sierra-at-Tahoe”), WATERVILLE VALLEY SKI RESORT, INC., a Delaware corporation (together with its successors and assigns, “Waterville”), MOUNT CRANMORE SKI RESORT, INC., a Delaware corporation (together with its successors and assigns, “Cranmore”), SKI LIFTS, INC., a Washington corporation (together with its successors and assigns, “Ski Lifts”), LMRC HOLDING CORP., a Delaware corporation (together with its successors and assigns, “LMRC Holding”), LOON MOUNTAIN RECREATION CORPORATION, a New Hampshire corporation (together with its successors and assigns, “Loon”), and LOON REALTY CORP., a New Hampshire corporation (together with its successors and assigns, “Loon Realty,” and together with BCS Holdings, BCS Acquisition, TLC, Sierra-at-Tahoe, Waterville, Cranmore, Ski Lifts, LMRC Holding and Loon, the “Borrowers”, and each a “Borrower”), as borrowers, DRE, L.L.C., a Delaware limited liability company (together with its successors and assigns, the “Guarantor”), as guarantor, the lenders from time to time party to the Credit Agreement described below (the “Lenders”), and U.S. BANK NATIONAL ASSOCIATION (successor to Fleet National Bank, f/k/a BankBoston, N.A.), as agent, (the “Agent”) for itself and the other Lenders.

Recitals

The Borrowers, the Guarantor, the Lenders and the Agent are parties to an Amended and Restated Credit Agreement dated as of March 15, 2002 (as amended, supplemented or otherwise modified through the date of this Fifth Amendment, the “Credit Agreement”). The Borrowers desire to increase the Term Loans under the Credit Agreement from their existing outstanding principal balance of $18,000,000 to $25,000,000, and the Lenders are willing to increase the Term Loans by such amount on the terms and conditions set forth herein. The Borrowers, the Guarantor, the Lenders and the Agent also desire to amend the Credit Agreement in connection with certain of the covenants and obligations of the Borrowers and the Guarantors on the terms and conditions set forth herein.

NOW, THEREFORE, for good and valuable consideration the receipt and sufficiency of which are hereby acknowledged and subject to the conditions to effectiveness specified in Section 3, the Borrowers, the Guarantor, the Lenders and the Agent hereby amend the Credit Agreement and agree as follows:

Section 1. Definitions.

(a) All capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Credit Agreement.

(b) The definitions of “Adjusted Incurred Real Estate Costs,” “Agent,” “Business Day,” “Consolidated Debt Service,” “Consolidated Resort EBITDA,” “Excess Cash Proceeds,” “Excluded Asset Sales,” “Issuing Bank,” “Net Cash Proceeds,” “Permitted Real Estate Sales,” “Sustaining Capital Expenditures,” “Term Loan” and “Term Notes” are hereby deleted in their entirety and the following new definitions substituted therefor:

“Adjusted Incurred Real Estate Costs” means the sum of (a) reasonable capitalized real estate costs of the Loan Parties incurred on or after October 2, 2004 in connection with the development of (i) Porcupine Ridge at the Northstar-at-Tahoe resort, Unit 7A at the Northstar-at-Tahoe resort and Unit 7B at the Northstar-at-Tahoe resort, (ii) the development real estate at Loon’s South Mountain, and (iii) the development real estate at Cranmore and (b) reasonable selling, general and administrative costs incurred on or after October 2, 2004 in connection with the Loan Parties’ real estate operating segment.

“Agent” means U.S. Bank National Association, in its capacity as agent for the Lenders, and its successors in that capacity.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks in the State of Colorado are authorized or required to close under the laws of the State of Colorado, and if the applicable day relates to a LIBOR Rate Loan or an Interest Period for a LIBOR Rate Loan, a day on which dealings in dollar deposits are also carried on in the London interbank market and banks are open for business in London.

“Consolidated Debt Service” means, for any period, with respect to the Loan Parties and their Subsidiaries, the sum of (a) Consolidated Interest Expense, determined in accordance with GAAP consistently applied, (b) cash payments of principal made with respect to Capitalized Lease Obligations and (c) the aggregate amount of scheduled principal reductions or repayments on the Term Loans during such period and actually paid or payable during such period, without giving effect to any other prepayments of the Term Loans, minus, with respect to the periods specified below, the amounts set forth below (reflecting agreed-upon amounts with respect to certain payments on certain Capitalized Lease Obligations); (i) $1,200,000 with respect to the period from October 30, 2004 through January 28, 2005; (ii) $900,000 with respect to the period from January 29, 2005 through April 29, 2005; (iii) $600,000 with respect to the period from April 30, 2005 through July 29, 2005; and (iv) $300,000 with respect to the period from July 30, 2005 though October 28, 2005. Payments not to exceed $1,900,000 made with respect to the termination of Capitalized Leases in accordance with Section 5.27 hereunder shall not be included in the calculation of Consolidated Debt Service.

“Consolidated Resort EBITDA” means for any period the sum of (a) Consolidated Resort Net Income plus (b) all amounts deducted in computing Consolidated Resort Net Income in respect of (i) depreciation and amortization; (ii) Consolidated Interest Expense; (iii) taxes based upon or measured by income; (iv) amortization of deferred financing costs; and (v) costs and expenses incurred during the Loan Parties’ fiscal years ended October 29, 2004 and October 28, 2005 for the purpose of providing interim facilities in the village at Northstar-at-Tahoe ; provided, however, that Consolidated Resort EBITDA shall not include (A) extraordinary or non-recurring gains or losses, (B) any portion of Consolidated Resort Net Income that is attributable to any form of weather related insurance, including paid skier visit insurance and weather related derivatives and (C) any non-cash amounts reflected as “Other income (expense)” in the Loan Parties’ Consolidated statements of operations.

“Excess Cash Proceeds” means Net Cash Proceeds from Permitted Real Estate Sales minus the cumulative amount of Adjusted Incurred Real Estate Costs incurred from October 2, 2004 through the last day of the fiscal quarter in which any such Permitted Real Estate Sale was consummated. For purposes of clarification, “Excess Cash Proceeds” will be determined on a quarterly basis beginning with the fiscal quarter ending October 29, 2004.

“Excluded Asset Sales” means (a) sales of single family lots in the Unit 7 development at the Northstar-at-Tahoe ski resort, (b) the sale, lease or other transfer of real estate by TLC to TLH as contemplated by the First Northstar Purchase Agreement, (c) sales of inventory or timber in the ordinary course of business, (d) sales of tangible assets to be replaced in the ordinary course of business by other assets of substantially equal or greater value, (e) sales or transfers of assets to any other Loan Party and (f) other sales, leases and transfers of real or personal property (other than Investments in Subsidiaries), or interests therein, in an amount not to exceed $2,000,000 in any fiscal year of the Loan Parties.

“Issuing Bank” shall mean U.S. Bank National Association.

“Net Cash Proceeds” means the Cash Proceeds with respect to any disposition of assets permitted hereunder less, to the extent not included in Adjusted Incurred Real Estate Costs, the sum of (a) any reasonable sales commissions payable to third parties and other direct sales and out-of-pocket administrative expenses in connection therewith, (b) fees and expenses of attorneys and other professionals in connection therewith, (c) any taxes payable in connection with such disposition, including any appropriate reserves taken in accordance with GAAP for taxes in connection therewith and (d) any appropriate liabilities accrued in accordance with GAAP for contractual obligations or formal commitments associated with (i) project development mitigation measures required by governmental or regulatory agencies, (ii) requirements of annexation and similar arrangements with homeowners’ associations or similar bodies, (iii) warranties or post-sale remediation arrangements with purchasers of property in

Permitted Real Estate Sales, and (iv) other similar obligations and commitments incurred in connection with Permitted Real Estate Sales. For purposes of clarification, in connection with a sale of real estate at Loon’s South Mountain, the costs and expenses associated with the Connector Pond project (in an approximate amount of $4,000,000) and any contractual obligations or commitments incurred under purchase and sale arrangements for such property, whether recorded or unrecorded, shall fall within the meaning of clause (d) of the foregoing definition.

“Permitted Real Estate Sales” means (i) sales for cash or, with respect to up to three parcels, without cash consideration pursuant to the terms of written employment agreements, of single family lots in the developments of Porcupine Ridge at the Northstar-at-Tahoe resort, Unit 7A at the Northstar-at-Tahoe resort and Unit 7B at the Northstar-at-Tahoe resort and (ii) sales of development real estate at Loon’s South Mountain and at Cranmore.

“Sustaining Capital Expenditures” means the Capital Expenditures expected to be incurred by the Loan Parties in connection with customary maintenance of the Resorts, which the parties hereby agree shall be $4,000,000 during each four-quarter period.

“Term Loans” means the Term Loans made by the Lenders to the Borrowers under Section 2.1 hereof.

“Term Notes” means the Term Notes substantially in the form of Exhibit A-1 to the Fifth Amendment executed by the Borrowers in favor of each Lender to evidence the Term Loans made by the Lenders hereunder.

(c) Section 1.2 of the Credit Agreement is hereby amended to add new definitions of “Fifth Amendment” and “2003 Financial Statements” in alphabetical order, as follows:

“Fifth Amendment” means that certain Fifth Amendment to Amended and Restated Credit Agreement dated as of September 22, 2004 by and among the Borrowers, the Guarantor, the Lenders and the Agent.

“2003 Financial Statements” means the Consolidated Balance Sheet of the Loan Parties and their Subsidiaries as of October 31, 2003 and the related Consolidated Statements of Operations, Shareholder’s Equity and Cash Flows for the year then ended and the notes to such financial statements.

(d) Section 1.2 of the Credit Agreement is hereby amended to delete in their entirety the definitions of “Additional Term Loans,” “Fleet,” “Initial Term Loans,” “Maximum Term Loan Amount,” Notice of Additional Term Loan Borrowing,” “Term Loan Commitment Amount,” “Term Loan Commitment Fee” and “Term Loan Commitment Termination Date.”

Section 2. Amendments

(a) Article 2 of the Credit Agreement is hereby amended by deleting Section 2.1 in its entirety and substituting therefor the following:

Section 2.1. The Term Loans.

(a) Subject to the terms and conditions of this Agreement, including satisfaction of the conditions set forth in Section 3 of the Fifth Amendment, on the date of the Fifth Amendment, each Lender, severally and not jointly, shall make a Term Loan (collectively, the “Term Loans”) to the Borrowers in an amount equal to such Lender’s respective Commitment Percentage of $25,000,000. Notwithstanding the provisions of Section 2.15 hereof, the proceeds of the Term Loans shall be applied (i) to refinance the Term Loans outstanding under the Credit Agreement immediately prior to the effectiveness of the Fifth Amendment in the principal amount of $18,000,000 and (ii) for general corporate purposes.

(b) On the date of the Fifth Amendment, the Borrowers, jointly and severally, shall execute and deliver to each Lender a Term Note to evidence the Term Loan from time to time made by such Lender to the Borrowers hereunder.

(c) The Term Loans shall mature on the Term Loan Maturity Date. Commencing October 31, 2004, the Borrowers shall repay the Term Loan in five quarterly installments on the last day of each January, April, July and October, with the first four installments in the amount of $416,666.67, and a final installment due on the Term Loan Maturity Date equal to the outstanding principal balance of the Term Loans.

(d) The final principal installment shall be due on the Term Loan Maturity Date, together with all outstanding principal, accrued interest and other fees and charges hereunder. No amounts of the Term Loans which are repaid may be reborrowed.

(b) Article 2 of the Credit Agreement is hereby further amended by deleting Section 2.3 thereof in its entirety and substituting therefor the following:

Section 2.3. Making of Revolving Credit Advances.

(a) Each Revolving Credit Advance shall be made on notice given by BCS Holdings, as agent for the Borrowers, to the Agent not later than 12:00 noon (Denver time) on the date of the proposed Borrowing with respect to Revolving

Credit Advance (a “Notice of Revolving Credit Borrowing”); provided, however, that if the Borrowers elect a LIBOR Rate Pricing Option with respect to any Revolving Credit Advance in accordance with Section 2.5 hereof, such Notice of Revolving Credit Borrowing shall be given by BCS Holdings, as agent for the Borrowers, contemporaneously with a Pricing Notice in the manner and within the time specified in Section 2.5. The Agent shall give the Lenders notice of each Notice of Revolving Credit Borrowing in accordance with the Agent’s customary practice. Each such Notice of Revolving Credit Borrowing shall be by telephone or telecopy, in each case confirmed immediately in writing by the Borrowers in substantially the form of Exhibit B-2 hereto, specifying therein (i) the requested date of such Revolving Credit Advance and (ii) the amount of such Revolving Credit Advance (which shall not be less than $100,000 and in an integral multiple of $50,000). The Loan Parties agree to indemnify and hold the Lenders harmless for any action, including the making of any Revolving Credit Advances hereunder, or loss or expense, taken or incurred by the Agent and the Lenders in good faith reliance upon such telephone request. The Loan Parties hereby agree that each request for a Revolving Credit Advance, whether by telephone or in writing or otherwise, shall constitute a confirmation that the conditions set forth in Section 3.3 hereof have been satisfied as of the date of such request.

(b) Subject to the terms and conditions of this Agreement, each Lender shall make available on or before 2:00 p.m. (Denver time) on the date of each proposed Revolving Credit Advance, to the Agent at the Agent’s address and in immediately available funds, such Lender’s Commitment Percentage of such Revolving Credit Advance. After the Agent’s receipt of such funds and upon fulfillment of the applicable conditions set forth in Article 3, the Agent will credit such funds to the account of BCS Holdings, as agent for the Borrowers, on the date of the proposed Revolving Credit Advance.

(c) Unless the Agent shall have received notice from a Lender prior to the date of any Revolving Credit Advance that such Lender will not make available to the Agent such Lender’s Commitment Percentage of such Revolving Credit Advance, the Agent may assume that such Lender has made such amount available to the Agent on the date of such Revolving Credit Advance in accordance with and as provided in this Section 2.3 and the Agent may, in reliance upon such assumption, make available on such date a corresponding amount to the Borrowers. If and to the extent such Lender shall not have so made its Commitment Percentage of such Revolving Credit Advance available to the Agent and the Agent shall have made available such corresponding amount to the Borrowers, such Lender agrees to pay to the Agent forthwith on demand, and the Borrowers agree to repay to the Agent within two Business Days after demand (but only after demand for payment has first been made to such Lender and such Lender has failed to make such payment), an amount equal to such corresponding amount together with interest thereon for each day from the date the Agent shall make such amount available to the Borrowers until the date such amount is paid or repaid to the Agent, at an interest rate equal to the interest rate applicable at the time to such Revolving Credit Advances. If such Lender shall pay to the Agent such corresponding amount, such amount so paid shall constitute such Lender’s Revolving Credit Advance for purposes of this Agreement. If the Borrowers make a repayment required by the foregoing provisions of this Section 2.3(c) and thereafter the applicable Lender or Lenders make the payments to the Agent required by this Section 2.3(c), the Agent shall promptly refund the amount of the Borrowers’ payment.

(d) The failure of any Lender to make the Revolving Credit Advance to be made by it on any date shall not relieve any other Lender of its obligation, if any, hereunder to make its Revolving Credit Advance on such date, but no Lender shall be responsible for the failure of any other Lender to make the Revolving Credit Advance to be made by such other Lender.

(c) Section 2.6 of the Credit Agreement is hereby amended by deleting paragraph (e) thereof in its entirety and substituting therefor the following:

(e) Each payment by the Borrowers hereunder shall be made to the Issuing Bank at the Issuing Bank’s office in Denver, Colorado (or such other office as the Issuing Bank shall designate in writing to the Borrowers) in immediately available funds. Interest on any and all amounts remaining unpaid by the Borrowers under this Section 2.6 at any time from the date such amounts become due and payable (whether as stated in this Section 2.6, by acceleration or otherwise) until payment in full (whether before or after judgment) shall be payable to the Issuing Bank on demand at the rate specified in Section 2.7 for the overdue principal on Revolving Credit Advances which are Base Rate Loans.

(d) Section 2.9 of the Credit Agreement is hereby amended by deleting paragraph (b) thereof in its entirety and substituting therefor the following:

(b) [Reserved].

(e) Section 2.10 of the Credit Agreement is hereby amended by deleting the words “Fleet Boston Financial Corporation” appearing in the sixth line thereof in their entirety and substituting therefor “U.S. Bancorp.”

(f) Section 2.12 of the Credit Agreement is hereby amended by deleting the words “or the Term Loan Commitment Amount” appearing in the fourth line thereof in their entirety.

(g) Article 3 of the Credit Agreement is hereby amended by deleting Section 3.2 in its entirety and substituting therefor the following:

Section 3.2 [Reserved].

(h) Section 4.1 of the Credit Agreement is hereby amended by deleting paragraph (b) thereof in its entirety and substituting therefor the following:

(b) The Borrowers shall make the principal payments on the Term Loans on the dates and in the amounts required under Section 2.1(c) hereof.

(i) Article 5 of the Credit Agreement is hereby amended by deleting Section 5.5 thereof in its entirety and substituting therefor the following:

Section 5.5. Certain Financial Tests.

(a) Minimum Consolidated Resort EBITDA. The Loan Parties and their Subsidiaries shall earn Consolidated Resort EBITDA for any four consecutive fiscal quarter period ending during each period set forth below of not less than the amount set forth opposite such period:

Period	Minimum Consolidated Resort EBITDA
April 30, 2004 through April 29, 2005	$19,500,000
April 30, 2005 and thereafter	$20,500,000

(b) Ratio of Consolidated EBITDA to Consolidated Debt Service. The Loan Parties and their Subsidiaries shall maintain as of the end of each fiscal quarter for the four consecutive fiscal quarter period ending on such date a ratio of (i) Consolidated EBITDA, less Sustaining Capital Expenditures, less cash income taxes actually paid during such period to (ii) Consolidated Debt Service of not less than the ratio for each four-quarter period ending on the date or during any period set forth below:

Period	Minimum Ratio
April 30, 2004 through October 29, 2004	1.0 to 1
October 30, 2004 through July 29, 2005	1.10 to 1
July 30, 2005 and thereafter	1.3 to 1

(c) Adjusted Consolidated Leverage Ratio. The Adjusted Consolidated Leverage Ratio of the Loan Parties at all times shall not exceed the ratio set forth below opposite such period:

Period	Adjusted Leverage Ratio
April 30, 2004 through July 30, 2004	.55:1
July 31, 2004 and thereafter	.65:1

(j) Section 5.6 of the Credit Agreement is hereby amended by deleting clauses (g), (l) and (m) thereof in their entirety and substituting therefor the following:

(g) To the extent permitted by Section 5.8(g) or (i), Indebtedness in respect of Capitalized Lease Obligations or secured by purchase money security interests or mortgages; provided, however, that (i) the aggregate principal amount of all Indebtedness permitted to be incurred by this Section 5.6(g) after the Restatement Date shall not exceed $5,000,000 at any one time outstanding and (ii) the Loan Parties and their Subsidiaries may not incur Indebtedness in respect of Capitalized Lease Obligations or secured by purchase money security interests or mortgages which would require payments in excess of $1,750,000 during any twelve-month period.

(l) Indebtedness in respect of the Senior Unsecured Notes not to exceed $80,175,000 in aggregate principal amount.

(m) [Reserved]

(k) Article 5 of the Credit Agreement is hereby amended by deleting Section 5.11 thereof in its entirety and substituting therefor the following:

Section 5.11. Capital Expenditures. The Loan Parties will not make or incur Capital Expenditures during any four consecutive fiscal quarter period ending as of the applicable date set forth below in excess of the applicable amount set forth opposite such date:

Four Quarter Period Ending (on or about)	Maximum Capital Expenditures
January 31, 2005	$12,000,000
October 31, 2005	$12,000,000

To the extent that actual Capital Expenditures made or incurred by the Loan Parties are less than the maximum amount set forth above for any applicable four-quarter period, the maximum permitted Capital Expenditure amount for the succeeding four-quarter period shall be increased by such unused amount up to an aggregate amount equal to fifty percent (50%) of such maximum permitted amount for the preceding four quarter period.

(l) Section 5.17 of the Credit Agreement is hereby amended by deleting the first sentence thereof and substituting therefore the following:

From and after October 22, 2004, the Loan Parties shall maintain cash management system accounts with the Agent (the “Cash Management System”) at all times prior to the Final Maturity Date.

(m) Article 5 of the Credit Agreement is hereby further amended by adding the following new Section 5.27 thereto:

Section 5.27. Termination of Certain Capitalized Leases. On or before January 28, 2005, the Borrowers will (a) retire and terminate one or more Capitalized Leases the payments on which contributed not less than $1,200,000 in the aggregate to the calculation of Consolidated Debt Service for the four-quarter period ending January 28, 2005 and (b) deliver to the Agent a schedule describing such terminated Capitalized Leases in reasonable detail and the calculation of such $1,200,000 contribution to Consolidated Debt Service.

(n) Section 10.3 of the Credit Agreement is hereby amended by deleting the references to “Fleet” contained therein and substituting therefor “U.S. Bank National Association.”

(o) Section 11.1 of the Credit Agreement is hereby amended by deleting paragraphs (a) and (b) thereof in their entirety and substituting therefor the following:

(a) If to the Agent, at 918 Seventeenth Street, DC-LO-BB4A, Denver, CO 80202, Attention: Ms. Kim Allain, with copies to: U.S. Bank National Association, 918 Seventeenth Street, Denver, CO, 80202, Attention: Ms. Gail Nofsinger, and to U.S. Bank National Association, 918 Seventeenth Street, Denver, CO, 80202, Attention: Mr. Robert Stuart, and to Goodwin Procter LLP, Exchange Place, Boston, MA 02109, Attention: Edward Matson Sibble, Jr., P.C. or at such other address(es) or to the attention of such other Person(s) as the Agent shall from time to time designate in writing to the Loan Parties and the Lenders.

(b) If to the Loan Parties, at 1000 South Frontage Road West, Suite 100, Vail, CO 81657, Attention: Elizabeth J. Cole and Ross D. Agre, Esq. and at 10875 Pioneer Trail, Suite D 105, Truckee, CA 96161, Attention: Brian J. Pope with a copy to: Loeb & Loeb LLP, 345 Park Ave., New York, NY 10154-0037, Attention: Michael D. Beck, Esq. or at such other address(es) or to the attention of such other Person(s) as the Loan Parties shall from time to time designate in writing to the Agent and the Lenders.

(p) All references in the Credit Agreement to “Boston time” shall be amended to “Denver time.”

(q) The Exhibits and Schedules to the Credit Agreement are hereby amended by (i) substituting Exhibits A-1 and A-2 attached to this Fifth Amendment for Exhibits A-1 and A-2 to the Credit Agreement; (ii) deleting Exhibit B-1 thereto in its entirety; (iii) amend Exhibits B-2, C and D thereto by deleting the name and address of the original Agent under the Credit Agreement appearing in the addressee block thereof and substituting therefor: “U.S. Bank National Association, 918 Seventeenth Street, DC-CO-BB4A, Denver CO 80202, Attention: Mr. Robert Stuart, with a copy to U.S. Bank National Association, 918 Seventeenth Street, DC-CO-BB4A, Denver CO 80202, Attention: Ms. Gail Nofsinger”; and substituting Schedule 6.4 attached to this Fifth Amendment for Schedule 6.4 to the Credit Agreement.

Section 3. Effectiveness; Conditions to Effectiveness. This Fifth Amendment to Credit Agreement shall become effective as of September 22, 2004 upon execution hereof by the Borrowers, U.S. Bank National Association as the sole Lender and the Agent and satisfaction of the following conditions:

(a) Notes. The Borrowers shall have delivered to the Lender a Revolving Credit Note and Term Note.

(b) Opinions of Counsel. The Borrowers shall have delivered to the Agent an opinion of Loeb & Loeb LLP, counsel to the Borrowers, and opinions of New Hampshire and Washington counsel to the Borrowers, all in form and substance satisfactory to the Agent.

(c) Mortgage Amendments. The Borrowers shall have delivered to the Agent amendments to the Mortgages in form satisfactory to the Agent.

(d) Acknowledgement of Security Interests. The Borrowers shall have delivered to the Agent an acknowledgement by the Borrowers with respect to the security interests granted under the Security Agreements in form satisfactory to the Agent.

(e) Endorsements to Title Insurance Policies. The Borrowers shall have delivered to the Agent date down endorsements of the title insurance policies with respect to the Mortgages in favor of the Agent.

(f) Compliance with Senior Indenture. The Borrowers shall have delivered to the Agent an Officers’ Certificate of the officers of BCS Holdings demonstrating compliance with Section 4.06 of the Senior Indenture in connection with incurrence of indebtedness under the Term Loans on the date hereof.

Section 4. Representations and Warranties; No Default. The Loan Parties confirm to the Lenders their representations and warranties set forth in Article 6 of the Credit Agreement (after giving effect to this Fifth Amendment) (except as to transactions permitted under the Credit Agreement and matters previously described in a Compliance Certificate delivered to the Agent or in this Fifth Amendment, except to the extent that any representation or warranty expressly relates to an earlier date and except that references in Article 6 of the Credit Agreement to the 2001 Financial Statements shall be deemed to refer to the 2003 Financial Statements) as of the date hereof, as if set forth herein in full. The Loan Parties certify that, after giving effect to this Fifth Amendment, no Default exists under the Credit Agreement.

Section 5. Miscellaneous. The Borrowers, jointly and severally, agree to pay on demand all of the Agent’s reasonable expenses in preparing, executing and delivering this Fifth Amendment, and all related instruments and documents, including, without limitation, the reasonable fees and out-of-pocket expenses of the Agent’s special counsel, Goodwin Procter LLP. This Fifth Amendment shall be a Lender Agreement and shall be governed by and construed and enforced under the laws of The Commonwealth of Massachusetts.

IN WITNESS WHEREOF, the Borrowers, the Guarantor, the Lenders and the Agent have caused this Fifth Amendment to Amended and Restated Credit Agreement to be executed by their duly authorized officers as of the date first set forth above.

BOOTH CREEK SKI HOLDINGS, INC.

BOOTH CREEK SKI ACQUISITION CORP.

TRIMONT LAND COMPANY

SIERRA-AT-TAHOE, INC.

WATERVILLE VALLEY SKI RESORT, INC.

MOUNT CRANMORE SKI RESORT, INC.

SKI LIFTS, INC.

LMRC HOLDING CORP.

LOON MOUNTAIN RECREATION CORPORATION

LOON REALTY CORP., as Borrowers

By:	/s/ Elizabeth J. Cole
Name:	Elizabeth J. Cole
Title:	Executive Vice President

DRE, L.L.C., as Guarantor

By:	Ski Lifts, Inc., its Manager

	By:	/s/ Ross Agre
	Name:	Ross Agre
	Title:	Vice President & General Counsel

U.S. BANK NATIONAL ASSOCIATION, as Agent and as Lender

By:	/s/ Rob L. Stuart
Name:	Rob L. Stuart
Title:	Assistant Vice President